Exhibit 10.21

CONSULTING AGREEMENT

between

EYEPOINT PHARMACEUTICALS US, INC.

and

John Landis, PhD

THIS Consulting Agreement (the “Agreement”), effective as of December 18, 2023 (the “Effective Date”), is entered into between John Landis, PhD (“Consultant”) and EyePoint Pharmaceuticals US, Inc. (“EyePoint”), a corporation organized under the laws of the State of Delaware.

EyePoint desires to retain the services of Consultant in a consulting capacity with respect to certain activities as described in this Agreement, and Consultant is willing to so act.

NOW THEREFORE, Consultant and EyePoint agree as follows:

1.
Services. EyePoint hereby retains Consultant as a consultant to EyePoint and Consultant hereby agrees to perform for EyePoint the consulting services described in Exhibit A hereto (the “Services”). Consultant agrees to perform the Services personally and will not subcontract any Services without the prior written consent of EyePoint.

2.
Nature of Relationship. Consultant is an independent contractor and shall not be deemed an employee of EyePoint for the purposes of any employee benefit programs, income tax withholding, FICA taxes, unemployment benefits or otherwise. Consultant shall not enter into any agreement or incur any obligations on EyePoint’s behalf or commit EyePoint in any manner without EyePoint’s prior written consent.

3.
Term and Expiration. This Agreement shall become effective as of the Effective Date and remain in effect through December 31, 2024, (the “Term”), unless earlier terminated as provided herein.

4.
Compensation. In consideration for the Services to be provided, EyePoint will pay Consultant a fee, as more specifically set forth in Exhibit B hereto.

5.
Expenses. EyePoint will reimburse Consultant for only those specific expenses set forth in Exhibit B hereto. No other expenses shall be incurred on behalf of Company; nor shall any other expenses be reimbursed to Consultant by Company. All expenses require proper receipts in addition to documented approval as set forth in Exhibit B.

6.
Intellectual Property, Proprietary Information, Confidentiality and Publicity.
(a)
Consultant shall promptly and fully disclose to EyePoint all inventions, improvements, discoveries, developments, original works of authorship,

Exhibit 10.21

trade secrets, formulas, processes, techniques, know-how, data, or other intellectual property learned, made, conceived, developed, or reduced to practice by Consultant, either alone or jointly with others, during the performance of the Services, or which result from tasks assigned to Consultant by EyePoint, or which are funded by EyePoint, or which result from the use of equipment, facilities, or premises owned, leased, or contracted by EyePoint, or which relate to controlled release drug delivery systems or any other product or technology now or formerly under development by EyePoint (“Intellectual Property”). In consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Consultant agrees to irrevocably assign, and does hereby irrevocably assign, to EyePoint and its successors and assigns, Consultant’s entire right, title, and interest in and to all Intellectual Property, whether or not patentable or copyrightable, for the United States of America (as defined in 35 U.S.C. § 100) and throughout the world. Consultant further agrees to execute all documents or legal instruments requiring Consultant’s signature, including but not limited to declarations of inventorship and assignments of ownership, deemed necessary or advisable for filing, procuring, registering, maintaining or enforcing any applications for patents and/or copyrights, domestic or foreign, rights related to the Intellectual Property. The parties acknowledge that all original works of authorship that are made by Consultant within the scope of the Services and that are protectable by copyright are “works made for hire” as the term is defined in the United States Copyright Act (17 USCA

§ 101).

(b)
Consultant understands and agrees that Consultant possesses or may in the future possess information that has been created, discovered, or developed by or on behalf of EyePoint, or has otherwise become known to EyePoint, which information is not publicly known, and that such information may be disclosed to or discovered by Consultant in the course of performing the Services. All the aforementioned information, as well as all the

Intellectual Property, is hereunder called “Proprietary Information.” By way of illustration, but not limitation, Proprietary Information includes trade secrets, processes, formulae, data, know-how, improvements, inventions, techniques, planned products, research and development, marketing plans, business plans, clinical trials design, clinical trial results, preclinical results, regulatory filings, regulatory approval strategies, forecasts, customer lists, business plans, and confidential information about technologies, finances, marketing, pricing, costs, and employees.

(c)
At all times during the Term and after termination of this Agreement, Consultant will keep in confidence and trust all Proprietary Information and will not, without the advance written consent of EyePoint, disclose any Proprietary Information to any other person or entity or use any Proprietary Information for purposes other than performing the Services.

Exhibit 10.21

(d)
Consultant shall use best efforts to keep separate and segregated from other work all documents, records, notebooks, and correspondence arising from performance of the Services. All rights, title, and interest therein shall belong to EyePoint and, upon expiration or termination of this Agreement, all such documents and materials, including copies thereof, whether prepared by Consultant or others, will be delivered to EyePoint upon written request.

(e)
In the event that EyePoint is unable for any reason whatsoever to secure Consultant’s signature for any lawful and necessary documents required under Section 6, including those necessary for the assignment of, application for, or prosecution of any United States or foreign application for inventors certificates, letter patents, copyrights, or the like, Consultant hereby designates and appoints EyePoint and its duly authorized officers and agents as agents and attorneys-in-fact to act for and on her behalf and stead to execute and file any such application and to do all other lawfully permitted acts to further the assignment, prosecution, and issuance of inventors certificates, letter patents, copyrights, and the like with the same legal force as if executed by Consultant. Consultant hereby waives any and all claims of any nature whatsoever that Consultant may now have or may hereafter have for infringement of any patent or copyright resulting from any such application.
(f)
Consultant may not use EyePoint’s name, or any trademark, logo, or any other identifier of EyePoint, in any form of advertising, promotion or publicity including press releases, or for any other purpose, without the prior written consent of EyePoint, nor shall Consultant disclose the existence or substance of this Agreement except as is required by applicable law. Consultant may not disclose, publish or lecture on matters concerning the Services performed hereunder, or EyePoint’s business or anticipated research, without EyePoint’s prior written consent.
7.
Reasonableness of Covenant. Consultant represents and acknowledges that (i) s/he is familiar with the covenant in Section 6, (ii) s/he is fully aware of its obligations thereunder, and (iii) the provisions of said covenant, including, without limitation, the length of time, scope, and coverage of the limitations, are reasonable.

8.
Remedies. Consultant acknowledges that breach of Consultant’s obligations relating to disclosure and non-use of Confidential Information could cause irreparable harm to EyePoint. As a result, Consultant agrees that, in addition to damages and attorneys’ fees, EyePoint shall be entitled to seek preliminary and permanent injunctive relief for any such breach without having to post a bond.
9.
Governing Law. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to its conflicts of law principles.

10 Consultant Representations. Consultant represents that its performance of all of the terms of the Agreement, and provision of the Services, does not and will not breach

Exhibit 10.21

any agreement to keep in confidence proprietary information acquired by Consultant in confidence or in trust prior to retention as an advisor by EyePoint. Consultant has not entered into, and agrees that it will not enter into, any agreement, either written or oral, in conflict herewith. Consultant has not brought and will not bring with it to EyePoint or use in the performance of the Services, any equipment, supplies, facility, or trade secret information of any third party, unless s/he has obtained written authorization for the possession and use thereof. Consultant also agrees that, in its retention as an advisor to EyePoint, it will not breach any obligation of confidentiality that it has to others. Consultant shall use best efforts to segregate work done under this Agreement from work done for any other entity so as to minimize any questions of disclosure or ownership of rights with regard to intellectual property.

Consultant represents that Consultant has the appropriate expertise and experience in the field for which Consultant is agreeing to provide the Services. Consultant shall perform the Services in a professional manner, in accordance with the standard of care customarily observed with regard to such Services and consistent will all applicable state and federal laws.

Consultant represents and warrants that Consultant is not and has not been: (a) excluded from participation in, or otherwise ineligible to participate in a “Federal Health Care Program” (as defined in 42 U.S.C. § 1320a-7b(f)) or in any other government payment program; (b) listed on the General Services Administration’s List of Parties Excluded from Federal Procurement and Non-procurement Programs; or (c) debarred under the Generic Drug Enforcement Act of 1992 (the “GDE Act”) (21 U.S.C. § 335(a) and (b)). To the best of Consultant’s knowledge, Consultant represents and warrants that Consultant has not engaged in any activity that could lead Consultant to become excluded or debarred as set forth above.

In entering into this Agreement, Consultant represents and warrants that Consultant does not have an obligation, whether express or implied, to any third party (including with any other pharmaceutical company) that would interfere with, hamper or limit Consultant’s ability to provide the Services or to comply with Consultant’s obligations. During the term of this Agreement, the Consultant will not enter into any agreement, arrangement or understanding with any other person or entity that would in any way conflict or interfere with this Agreement or the duties and obligations of the Consultant under this Agreement or that would otherwise prevent the Consultant from performing the Services under this Agreement. In the event that Consultant’s engagement to render services for a third party, including another pharmaceutical company, may give rise to a conflict of interest, Consultant shall notify the Company of the potential conflict prior to entering into such an engagement, and the parties shall work together cooperatively to resolve the conflict.

If Consultant is a government employee, Consultant further represents and warrants that Consultant will comply with applicable government ethics rules and that Consultant has secured any necessary approval of an appropriate ethics officer and as necessary, supervisor, to enter into this Agreement.

11.
Termination.

(a)
This Agreement may be terminated upon five (5) days’ written notice by

Exhibit 10.21

either party without regard to cause.

(b)
Termination of this Agreement by either party shall not affect the rights and obligations of the parties that accrued prior to the effective date of termination. The rights and duties under Paragraphs 6, 7, 8, 10, 12, and 15 of this Agreement shall survive the expiration or termination of this Agreement.

12.
Successors, Transferees and Assigns. This Agreement shall be binding upon and shall inure to the benefit of EyePoint’s successors, transferees, and assigns.

13.
Notice. Any notice, report, or other communications required or permitted to be given hereunder shall be in writing to both parties and shall be deemed given on the date of hand delivery or fax, or one day after shipping if shipped by reputable overnight courier, or three days after mailing if mailed by first-class mail, postage prepaid, to the following addresses, or to such other address as any party hereto may designate by notice given as herein provided:

If to Consultant: John Landis, PhD

[***]

If to EyePoint: EyePoint Pharmaceuticals US, Inc.

480 Pleasant Street, Suite C400 Watertown, MA 02472 Attention: Kimberly Jarman

Associate General Counsel

14.
Amendments. This Agreement shall not be amended or modified in whole or part except by an instrument in writing signed by each party hereto.

15.
Entire Agreement. This Agreement and its Exhibits, including any amendments thereto, constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all previous negotiations, commitments, and writings. In addition, should there be any conflict between any Exhibit and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall prevail.

16.
Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

Exhibit 10.21

In WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date last signed below.

JOHN LANDIS, PhD EYEPOINT PHARMACEUTICALS

US, INC.

By: /s/ John Landis By: /s/ Jennifer Leonard

Name: John Landis, PhD Name: Jennifer Leonard

Date: 12/18/2023 Title: Chief People Officer & SVP, IT

Date: 12/18/2023